Exhibit 99.1

[LOGO - ntl:]
                               New York, NY, November 3, 2004 (NASDAQ:NTLI)

NTL  INCORPORATED'S  THIRD QUARTER RESULTS LED BY CONTINUED  GROWTH IN NTL:
HOME

o CONSOLIDATED REVENUES UP 5.0 PER CENT OVER Q3 2003 TO (POUND)583.1M AND NTL: HOME REVENUES UP 8.9 PER CENT TO (POUND)405.0 M

o COMBINED SEGMENT PROFIT OF (POUND)178.5M INCLUDES (POUND)29.4M CHARGE IN BROADCAST(1)

o    NET LOSS DECLINED TO  (POUND)95.4M,  AN  IMPROVEMENT  OF 19.4 PER CENT
     OVER Q3 2003

o    CONTINUED STRONG GROWTH IN NTL: HOME

     o    HIGHEST QUARTERLY GROSS CUSTOMER ADDS IN 15 QUARTERS OF 187,900

     o    ADDED 83,600 BROADBAND RGUS

     o REACHED 23.1 PER CENT TRIPLE PLAY PENETRATION, UP 3.5 PERCENTAGE POINTS OVER Q3 2003

     o CONFIRMING MARKET LEADERSHIP BY INCREASING BROADBAND SPEEDS TO 1MB, 2MB AND 3MB

o    BROADCAST SEPARATION IN FINAL STAGES

     o    PROPOSALS RECEIVED FROM PROSPECTIVE PURCHASERS IN AN ACTIVE
          AUCTION PROCESS

FINANCIAL HIGHLIGHTS
(In millions)
                                                (POUND)
                                          Q3-2004        Q3-2003
                                      -------------- ---------------
REVENUES
Home                                       405.0            371.8
Business                                    64.2             69.4
Broadcast                                   66.6             67.6
Carriers                                    29.4             28.5
Ireland                                     17.9             17.9
                                         -----------      ----------
TOTAL REVENUES                             583.1            555.2
                                         ===========      ==========
SEGMENT PROFIT (LOSS)
Home                                       180.2            176.5
Business                                    27.7             26.9
Broadcast (1)                                2.4             28.2
Carriers                                    24.4             23.9
Ireland                                      6.0              7.5
Shared Services - services (2)             (58.9)           (60.9)
                                         -----------      ----------
                                           181.8            202.1
Shared Services - stock based
  compensation expense (SBCE)(2)            (3.3)            (2.0)
                                         -----------      ----------
COMBINED SEGMENT PROFIT                    178.5            200.1
                                         ===========      ==========
COMBINED SEGMENT PROFIT MARGIN %            30.6             36.0

OPERATING INCOME (LOSS)                    (26.0)            (17.7)

NET (LOSS)                                 (95.4)           (118.4)

(1) Charge of (pound)29.4 million in Broadcast segment reflects estimated costs relating to a fixed price contract. For further detail, see discussion on page 8.

(2) Shared Services consists of two components: services and stock based compensation expense (which excludes SBCE in connection with performance related bonus plans amounting to (pound)0.3 million) and totalled (pound)62.2 million in Q3 04 and (pound)62.9 million in Q3 03. For a description of the services component and the SBCE component, please see page 10.

New York, New York (November 3, 2004) - ntl Incorporated (NASDAQ: NTLI) announced today its third quarter 2004 results. Commenting on the results, Simon Duffy, Chief Executive Officer of ntl, said:

"During the third quarter, we remained focussed on our four stated objectives and, despite a more intense competitive environment, were successful in increasing market penetration, growing total revenues year over year, expanding underlying margins and enhancing cash flow.

We have seen an improvement in sales productivity during the quarter, with 187,900 gross customers added, the highest number for the past fifteen quarters. In addition, we increased revenues by 5.0 per cent over Q3 2003 to (pound)583.1 million, and delivered free cash flow of (pound)52.2 million.

ntl: Home delivered strong broadband growth in the third quarter, adding 83,600 RGUs and increasing broadband customer penetration to 38.9 per cent. To retain our leadership position in broadband, we will be increasing the speeds of our ntl: Home products in Q1 2005 to 1Mb, 2Mb and 3Mb at existing prices. This decision reflects our determination to ensure that we will always have the most competitive range of broadband products in the marketplace.

Significant progress was made in the call centre consolidation programme with two centres closed during the quarter and a further three closures announced. We will close six call centres in total during the fourth quarter. The call centre consolidation, together with other efficiency initiatives, will reduce overall headcount to around 13,100 by the end of the year, underscoring our continuing efforts to improve margins.

The separation of ntl: Broadcast is on track for completion by the end of this year. In assessing our strategic alternatives, we are soliciting bids in an active auction process and considerable interest has been expressed by prospective purchasers. The charge in ntl: Broadcast results from a single bid for a fixed price contract and does not reflect on the current performance or value of the business.

I am very  pleased  to  welcome  Jacques  Kerrest  to ntl as our new  Chief
Financial Officer. Together we will continue to execute on our key objectives for the remainder of 2004 and beyond."

For the use of non-GAAP financial measures please reference pages 17-20.

GROUP HIGHLIGHTS

QUARTER ENDED SEPTEMBER 30, 2004


REVENUE

Third  quarter   consolidated   revenues  increased  by  5.0  per  cent  to
(pound)583.1 million ($1,060.8 million) from (pound)555.2 million ($894.1 million) for the same period of 2003.

The revenue increase was mainly associated with the net addition of 308,900 broadband RGUs and 102,600 telephony RGUs in ntl: Home, where reported revenues increased by (pound)33.2 million or 8.9 per cent to (pound)405.0 million ($736.8 million). This increase was partly offset by lower voice revenues in ntl: Business and lower project revenues in ntl: Broadcast.


COMBINED SEGMENT PROFIT

Third quarter combined segment profit decreased by 10.8 per cent to (pound)178.5 million ($324.7 million) from (pound)200.1 million ($322.4 million) for the same period of 2003.

The  decrease  in segment  profit  includes a  (pound)29.4  million  ($53.6
million)   charge  in  ntl:   Broadcast  with  respect  to  a  confidential
fixed-price contract.

Increased revenues in ntl: Home were partly offset by additional investments in sales and marketing and higher bad debt and programming costs, resulting in increased segment profit of (pound)3.7 million over Q3 2003. The increases in segment profit in ntl: Business and ntl: Carriers were offset by a decrease in ntl: Ireland, where one-time benefits realised in Q3 2003 were not repeated, and higher stock based compensation expense.


OPERATING AND NET LOSS

Including the charge of (pound)29.4 million ($53.6 million), the third quarter 2004 operating loss was (pound)26.0 million ($47.5 million) compared with an operating loss in Q3 2003 of (pound)17.7 million ($28.5 million).

Third quarter net loss was (pound)95.4 million ($173.5 million), a 19.4 per cent reduction from the Q3 2003 net loss of (pound)118.4 million ($190.8 million), reflecting decreased interest expense following our successful rights offering and refinancing.

FIXED ASSET ADDITIONS (ACCRUAL BASIS)

To provide comparable data to the US Cable industry, and in accordance with NCTA (National Cable & Telecommunications Association) reporting guidelines*, ntl has allocated fixed asset additions (accrual basis) to the standard NCTA reporting categories.

Third quarter fixed asset additions were (pound)84.7 million ($154.0 million) of which approximately 53 per cent related to ntl: Home and 26 per cent related to ntl: Shared Services.

Fixed asset additions increased by (pound)25.8 million ($59.0 million) in the third quarter 2004 over Q3 2003. Scaleable infrastructure costs rose due to increased wholesale internet costs, localised broadband capacity requirements and higher activity in access engineering together with video on demand product development costs. Upgrade costs increased as a result of progress in the London network upgrade programme which released 30,000 broadband homes to market in September, with another 100,000 homes to be upgraded to broadband during Q4 2004.

Commercial and ntl: Broadcast expenditure also increased as new contracts in Carriers and ntl: Broadcast required upfront capital spend.

The largest component of ntl's NCTA fixed asset additions relates to customer premise equipment (CPE). Through increased installation efficiencies and the ongoing reduction of set top box and cable modem costs, CPE fixed asset additions have remained flat over Q3 2003 despite increasing gross customer additions by 29,400 in Q3 2004 over Q3 2003.

During the fourth quarter 2004, we expect to spend approximately (pound)100.0 million ($180.9 million) in fixed asset additions, within previously stated full year 2004 guidance of between (pound)300.0 million ($542.7 million) to (pound)350.0 million ($633.2 million) in respect of fixed asset additions.


(figures in millions) unaudited                                  Q3 2004                    Q3 2003
                                                        --------------------------   ----------------------
                                                          (pound)          $            (pound)        $
                                                        --------------------------   ----------------------
UK  FIXED ASSET ADDITIONS (ACCRUAL BASIS)
NCTA Fixed Asset Additions (Accrual Basis)
   CPE                                                      32.6          59.3            30.7        49.5
   Scaleable Infrastructure                                 17.3          31.6             8.7        14.0
   Commercial                                                7.9          14.3             3.2         5.4
   Line Extensions                                           0            (0.1)            0           0
   Upgrade/Rebuild                                           5.6          10.1             0           0
   Support Capital                                          14.2          26.0            13.5        21.6
                                                        --------------------------   ----------------------
Total NCTA  Fixed Asset Additions (Accrual
   Basis)                                                   77.6         141.2            56.1        90.5
Non NCTA Fixed Asset Additions (Accrual Basis)
   Broadcast/Other                                           4.6           8.2             0.3         0.5
                                                        ---------------------------------------------------
TOTAL UK  FIXED ASSET ADDITIONS (ACCRUAL BASIS)             82.2         149.4            56.4        91.0

Ireland                                                      2.5           4.6             2.5         4.0
                                                        ---------------------------------------------------
TOTAL FIXED ASSET ADDITIONS (ACCRUAL BASIS)                 84.7         154.0            58.9        95.0
                                                        ==========================   ======================

* ntl is not a member of the NCTA and is providing this information solely for comparative purposes.


CASH AND CASH EQUIVALENTS

At September 30, 2004, cash and cash equivalents were (pound)149.1 million ($269.7 million).


SEGMENT REVIEW

NTL: HOME

ntl: Home provides bundled products and services including local and long distance telephone services, digital and analogue cable television, and a range of broadband and dial-up internet services, to an addressable market of 7.9 million households in the UK.

At 187,900, ntl: Home enjoyed its highest number of quarterly gross customer additions since 2000, ending the third quarter with 3,013,800 customers, a 7.3 per cent increase from Q3 2003. In addition, ntl: Home added 98,700 RGUs in Q3 2004 ending the quarter with 5,822,000 RGUs, a 9.2 per cent increase from Q3 2003. Triple play penetration increased by 3.5 percentage points over Q2 2003 to 23.1 per cent.

We are undertaking a review of how our existing disconnection and credit management practices have been applied and complied with. As a result of this ongoing review, we have identified 23,800 customers (representing approximately 35,600 RGUs) which we have removed from the customer count at the end of Q3. We are in the process of disconnecting these customers during Q4. These customers were not disconnected previously, as they should have been, due to non-compliance with our policies. These disconnections have limited revenue impact. We have reduced our revenue by (pound)1.9 million ($3.5 million) in Q3 2004 which takes into account revenue adjusted for prior quarters. We are continuing to review our practices in order to ensure more effective compliance with our policies and to more accurately track disconnects.

In addition, during the fourth quarter ntl: Home will be implementing a revised and standardized credit policy which will reduce the number of days an account can be overdue prior to full disconnection. Implementation of this new policy has led to the reclassification of approximately 49,300 additional customers (representing approximately 81,000 RGUs) as pending disconnects. We are still seeking payment from these customers and, depending upon the success of our collection efforts, some or all of them may be disconnected in Q4.

Revenue increased by 8.9 per cent to (pound)405.0 million ($736.8 million) in Q3 2004 from (pound)371.8 million ($598.7 million) in Q3 2003 and average revenue per user (ARPU) increased by (pound)0.13 over Q3 2003 to (pound)41.56. This was achieved by adding 492,600 RGUs during the year, over half of which were telephone talk plan customers and family pack television customers, both of which contribute higher than average revenue per RGU.

ntl: Home segment profit increased by 2.1 per cent to (pound)180.2 million ($327.8 million) in Q3 2004 from (pound)176.5 million ($284.1 million) in Q3 2003. The increase in revenues was partly offset by investment in sales and marketing and an increase in bad debt and programming costs.

Third quarter 2004 monthly churn rose to 1.5 per cent, mainly due to a higher number of customers moving outside our network area. Of the additional 28,500 disconnects during the third quarter when compared to the prior quarter, approximately 19,000 related to customers moving out of ntl:
Home franchise areas during a buoyant UK housing boom.

As the UK's number one broadband provider, ntl: Home intends to maintain its leadership position by significantly increasing the speed of its broadband products while holding prices constant: 1Mb at (pound)17.99, 2Mb at (pound)24.99 and 3Mb at (pound)37.99. The speed increases will be rolled out to new customers during Q1 2005. Existing customers can also upgrade from Q1 2005 by paying a (pound)25.00 administration fee.

ntl: Home increased third quarter broadband users by 94,100 of whom 48,100 were taking ntl: Home's 60 day free trial at the end of September. Our experience to date is that approximately 78 per cent of those on the 60 day free trial convert to paying customers at the end of the trial period. Accordingly, we have excluded 22 per cent of the triallists from the RGU total and included only 83,600 broadband RGUs in Q3 2004. We have also restated Q2 2004 to include 5,300 (78 per cent of the second quarter's 6,800 60 day free trial customers) as RGUs, thereby ending Q3 2004 with 1,173,500 broadband RGUs and increasing broadband penetration of the customer base to 38.9 per cent from 30.8 per cent in Q3 2003.

000s                                 Q3 2004              Q2 2004

Opening broadband RGUs                 1,094.2                1,028.8
Paying broadband users            46.0                 59.9
60 day free trial users           48.1                 6.8
                                          94.1                   66.7
                                 ---------------------------------------
                                       1,188.3                1,095.5

22% of 60 day free trial users           (10.5)                  (1.5)
                                 ---------------------------------------
Quarterly movement                        83.6                     -
Reduction to customer count*              (6.2)                   0.0
Data cleanse*                              1.9                    0.2
                                 ---------------------------------------
Closing RGU total                      1,173.5                1,094.2
                                 =======================================

* See explanations on pages 5 and 7.

ntl: Home increased third quarter on-net telephone customers by 18,500 to 2,592,400 and increased the number of digital television customers by 15,200 to 1,414,700. The overall television base declined by 3,300 to 2,056,100.

The table below reconciles the underlying quarterly RGU movements with the data cleanse and the RGU count reduction adjustments detailed in notes 2,3 and 5 on page 7:


000s                            DTV        TELEVISION      TELEPHONE      BROADBAND       TOTAL

Q2 2004 closing RGUs           1,408.7       2,070.6        2,593.1         1,094.2       5,757.9
Data cleanse                      (0.8)         (1.0)           0               1.9           0.9
Reduction to RGU count            (8.4)        (10.2)         (19.2)           (6.2)        (35.6)
                            ------------- -------------- --------------- ------------- -------------
                               1,399.5       2,059.4        2,573.9         1,089.9       5,723.2

Quarterly movement                15.2          (3.3)          18.5            83.6          98.7
                            ------------- -------------- --------------- ------------- -------------

Q3 2004 closing RGUs           1,414.7       2,056.1        2,592.4         1,173.5       5,822.0
                            ============= ============== =============== ============= =============


Note rounding differences.

ntl: Home - summary customer statistics:


000s                                    Q3-2004        Q2-2004       Q1-2004      Q4-2003       Q3-2003

ON-NET
Opening Customers (1)                   2,981.5       2,923.2       2,867.9       2,809.5       2,753.3
Data cleanse (2)                            2.7         (2.2)         (6.2)             0             0
Adjusted opening customers              2,984.2       2,921.0       2,861.7       2,809.5       2,753.3
   Customer additions                     187.9         166.5         160.3         153.9         158.5
   Customer disconnects                 (134.5)       (106.0)        (98.8)        (95.5)       (102.3)
   Net customer movement                   53.4          60.5          61.5          58.4          56.2
   Reduction to customer count (3)       (23.8)             0             0             0             0
Closing Customers (1)                   3,013.8       2,981.5       2,923.2       2,867.9       2,809.5
   Churn (4)                               1.5%          1.2%          1.1%          1.1%          1.2%
Revenue Generating Units (2,3,5)        5,822.0       5,757.9       5,636.1       5,497.8       5,364.1
   Television                           2,056.1       2,070.6       2,048.9       2,023.6       2,009.7
       DTV                              1,414.7       1,408.7       1,371.0       1,330.0       1,294.8
   Telephone                            2,592.4       2,593.1       2,558.4       2,525.0       2,489.8
   Broadband                            1,173.5       1,094.2       1,028.8         949.2         864.6
       60 day free trial                   48.1           6.8             0             0             0

RGU/Customer                              1.93x         1.93x         1.93x         1.92x         1.91x
Internet dial-up and DTV access (6)       258.8         293.3         321.1         324.3         332.1

ARPU (7)                           (pound)41.56  (pound)41.38  (pound)41.91  (pound)41.96  (pound)41.43

(1) Opening and closing customers include master antenna television, or MATV customers.

(2) Data cleanse activity, as part of the harmonisation of billing systems, resulted in an increase of recorded customers by approximately 2,700 and an increase of RGUs by approximately 900. The data cleanse reduced DTV RGUs by 800, reduced ATV RGUs by 200 and increased broadband RGUs by 1,900.

(3) After reviewing how our existing disconnection and credit management practices have been applied and complied with, we have removed approximately 23,800 customers, representing approximately 35,600 RGUs, from the customer count; see discussion on page 5. Of the 35,600 RGUs, 19,200 were telephony RGUs, 8,400 were DTV RGUs, 1,800 were ATV RGUs and 6,200 were broadband RGUs.

(4) Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter. The 23,800 customers removed from the customer count (see footnote 3) will be disconnected in Q4 and are not included in the Q3 monthly churn.

(5) Telephone, television and broadband internet subscribers directly connected to our network count as one RGU each. Accordingly, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services at a reduced rate in connection with incentive offers. 78 per cent of the 60 day free trial broadband customers are included in the RGU numbers. NCTA reporting guidelines for the US Cable industry do not recognise dial-up internet customers as RGUs, although they are revenue generating for ntl.

(6) Dial-up internet subscribers exclude metered customers who have not used the service for 30 days or more.

(7) Average Revenue Per User is calculated on a monthly basis by dividing total revenues generated from the provision of telephone, cable television and internet services to customers who are directly connected to our network in that month, exclusive of VAT, by the average number of customers in that month. Quarterly ARPU is an average of the three months in that quarter. In calculating ARPU, the 23,800 customers removed from the customer count (see footnote 3) and the (pound)1.9 million of revenue relating thereto have been added back to customer numbers and revenues.



NTL: BUSINESS

ntl: Business provides a range of voice, data and internet products and services to private and public sector organisations.

ntl: Business revenues decreased by 7.5 per cent to (pound)64.2 million ($116.9 million) in Q3 2004 from (pound)69.4 million ($111.8 million) in Q3 2003. The decrease in revenue was primarily due to a reduction in voice revenues in an increasingly competitive market, which was compounded by seasonally low voice usage and project revenues. The decline in voice revenues was partly offset by the continued growth in data revenues.

Despite the intense price pressure in the market, ntl: Business segment profit increased by 3.0 per cent to (pound)27.7 million ($50.5 million) in Q3 2004 from (pound)26.9 million ($43.3 million) in Q3 2003, reflecting a greater proportion of higher margin data revenues as well as continued tighter control of costs.


NTL: BROADCAST

ntl: Broadcast provides digital and analogue television and radio broadcast transmission services, network management, tower site rental and satellite and media services as well as communications support to public safety organisations in the UK.

ntl: Broadcast revenues decreased by 1.5 per cent to (pound)66.6 million ($121.1 million) in Q3 2004 from (pound)67.6 million ($108.8 million) in Q3 2003, primarily reflecting the non-recurrence of project revenues in Q3 2003 in our public safety business.

Following a (pound)29.4 million ($53.6 million) charge under a confidential fixed price contract, ntl: Broadcast segment profit decreased by 91.5 per cent to (pound)2.4 million ($4.2 million) in Q3 2004 from (pound)28.2 million ($45.4 million) in Q3 2003. We are presently discussing with the customer revisions to the contract. Based upon a review of our outstanding obligations under this contract, we estimate that our costs to complete the contract with these revisions will exceed our revenues from the project by the amount of the charge. Since this figure is an estimate, there can be no assurance that we will not incur additional costs above the estimate or that the costs will in fact be as high as the estimate. If any additional costs were to be incurred, additional charges may have to be taken at the time these costs have been identified.

We have reviewed the events leading up to this charge and have concluded that they are principally due to a material underestimation by us of the costs of the project, a lack of adequate project management resources and significant reliance upon a subcontractor. We have strengthened our procedures governing the costing, pricing and management of projects to ensure a more balanced risk:reward structure in the terms and conditions of new contracts we enter into. We also have placed limitations on our reliance upon sub-contractors to fulfil our obligations under material contracts.

The terms of our credit and bond agreements include the ability to separate our Broadcast business. We have taken steps to effect the separation, which is now in its final stages. As part of our strategic review we are soliciting bids in an active auction process and considerable interest has been expressed by prospective purchasers.


NTL: CARRIERS

ntl: Carriers provides a range of wholesale telecommunications services supporting voice, data and mobile operators. Products include network design and build, voice transit and termination, managed infrastructure services such as fibre and co-location and retail products such as leased lines.

Including a (pound)2.1 million ($3.8 million) settlement from Energis for early termination of their contract, ntl: Carriers revenues increased by
3.2 per cent to (pound)29.4 million ($53.5 million) in Q3 2004 from (pound)28.5 million ($45.9 million) in Q3 2003.

Owing to the Energis settlement, which more than offset the impact on underlying revenue and profits of increased price competition, ntl:
Carriers segment profit increased by 2.1 per cent to (pound)24.4 million ($44.5 million) in Q3 2004 from (pound)23.9 million ($38.5 million) in Q3 2003.

During the third quarter ntl; Carriers launched its 'wires only' DSL service, initially on a bespoke basis for large-scale deployment to a single wholesale customer. The full launch of the standard DSL product will take place in early 2005.


NTL: IRELAND

ntl: Ireland offers digital and analogue television to homes in its network areas of Dublin, Waterford and Galway. It also offers broadband in parts of Dublin. In addition, ntl: Ireland also offers a full range of business telecommunication services including voice, data and internet products.

ntl: Ireland revenues were unchanged at (pound)17.9 million ($32.5 million) in Q3 2004 when compared to Q3 2003 ($28.9 million). Underlying Euro revenues increased by 3.5 per cent due to the January 1, 2004 price increase and additional growth in digital television subscribers.

ntl: Ireland segment profit decreased by 20.0 per cent to (pound)6.0 million ($10.9 million) in Q3 2004 from (pound)7.5 million ($12.2 million) in Q3 2003. Local currency segment profit decreased by 17.6 per cent, reflecting the absence of the benefit in Q3 2003 of the renegotiation of major supplier contracts.

In Q3 2004, residential customer numbers increased by 2,500 to reach approximately 343,600 (including MMDS customers). This encouraging performance was reinforced by growth in digital television customers of 6,600 to approximately 88,800. Monthly customer churn remained in line with our expectations at 0.8 per cent in Q3 2004.

During Q3 2004, ntl: Ireland commenced an investment programme to enable its network to deliver broadband services to consumers. Homes marketable for broadband increased by 38,500 to reach approximately 66,500. Broadband customer numbers grew to approximately 5,400 at the end of Q3 2004 reaching a penetration level of 8.1 per cent.

In October, ntl: Ireland ceased its domestic direct telephone service, which had a customer base of 2,200, after identifying a potential safety risk. This decision did not affect any other service provided by ntl:
Ireland.


SHARED SERVICES

Shared Services predominantly support our UK operations, with ntl: Ireland being largely self-sufficient. Shared Services consists of two components: services and stock based compensation expense (SBCE). The services component is further divided into networks, central support and IT. The SBCE component represents all SBCE for the group with the exception of that in connection with performance related bonus plans which is charged to the individual divisions (including Shared Services).

In Q3 2004, Shared Services totalled (pound)62.2 million ($113.2 million), comprising (pound)58.9 million ($107.1 million) of services and (pound)3.3 million ($6.1 million) of SBCE. In Q3 2003, Shared Services totalled (pound)62.9 million ($101.1 million) comprising (pound)60.9 million ($97.9 million) of services and (pound)2.0 million ($3.2 million) of SBCE.

The majority of the networks portion of Shared Services cost relates to the day-to-day running of the network, with the remainder comprising data and voice capacity management and, to a lesser degree, architecture and standards.

The central support and IT portion of Shared Services comprises a range of functions including group site services, finance, human resources, supply chain, legal affairs, risk assurance, communications, IT and US corporate costs.

The services component has decreased to 10.1 per cent of revenues in Q3 2004 compared with 11.0 per cent of revenues in Q3 2003.

ntl continues to recognise the provisions of FASB Statement No.123, Accounting for Stock-Based Compensation, which has been and will be applied to all employee stock awards granted, modified, or settled after January 1, 2003. The SBCE component of Shared Services increased in Q3 2004 over Q3 2003 following the approval of the stock awards plan at our annual meeting of shareholders in May 2004.

OTHER MATTERS

HARMONY

A significant step was taken in the Harmony programme during the third quarter with the implementation of release 4.5. Almost 980,000 customer accounts were migrated and 1.4 million premises added to the Harmony system. Over 3.5 million customer accounts have now been migrated since the beginning of the programme with seven main billing systems reduced to three.

SENIOR MANAGEMENT APPOINTMENT

ntl has appointed Jacques Kerrest as its Chief Financial Officer. As CFO, Jacques is responsible for all of ntl's financial activities including cash and credit management, capital budgeting, financial planning and analysis, corporate finance, tax, financial reporting, SEC and regulatory filings, accounting systems and controls, internal audit, bank relationships, financing and investor relations.

Jacques has over 30 years' experience of financial management in Europe and North America. Most recently Jacques was Managing Director and Chief Financial Officer of Equant, a leading provider of global IP and data services for businesses.

ACQUISITION OF VIRGIN.NET

On September 28, ntl announced that it has agreed to acquire Virgin Media Group's remaining interests in Virgin.Net Ltd., together with all the remaining minority interests held by existing and former management. These acquisitions will take ntl's ownership of Virgin.Net, the joint venture formed by ntl and Virgin in 1996, to 100 per cent. We have received the required regulatory clearance from the Irish Competition Authority, and expect to close the transaction in November.

Virgin.net,  is currently the UK's 5th largest  Internet  Service  Provider
(ISP) serving 590,000 customers, of whom around 54,000 take broadband. Virgin.Net subscriber figures and financials are not consolidated in ntl's third quarter results.


REVENUE SUMMARY (IN (POUND) MILLIONS) (UNAUDITED)
-------------------------------------------------------------------------------------------------------
                            Q3- 2004        Q2 -2004        Q1-2004         Q4-2003         Q3-2003
-------------------------------------------------------------------------------------------------------

HOME
  On-Net                (pound) 373.4   (pound) 366.3   (pound) 363.2   (pound) 358.1   (pound) 345.5
  Wholesale & Off-Net            31.6            31.5            35.2            32.6            26.3
                       --------------- --------------- --------------- --------------- ---------------
     Total                      405.0           397.8           398.4           390.7           371.8

BUSINESS                         64.2            66.8            69.2            66.5            69.4

BROADCAST                        66.6            72.6            71.4            71.9            67.6

CARRIERS                         29.4            29.3            28.5            28.9            28.5

IRELAND                          17.9            17.9            17.5            18.7            17.9

TOTAL REVENUES          (pound) 583.1   (pound) 584.4   (pound) 585.0   (pound) 576.7   (pound) 555.2
                       ================================================================================


SEGMENT PROFIT (LOSS) SUMMARY (IN (POUND) MILLIONS) (UNAUDITED)

-------------------------------------------------------------------------------------------------------
                            Q3-2004         Q2-2004         Q1-2004         Q4-2003         Q3-2003
-------------------------------------------------------------------------------------------------------

HOME
  On-Net                (pound) 172.8  (pound) 169.2   (pound) 168.2    (pound) 171.5   (pound) 164.1
  Wholesale & Off-Net             7.4            7.0             8.5             10.6            12.4
                       --------------- --------------- --------------- --------------- ---------------
     Total                      180.2          176.2           176.7            182.1           176.5

BUSINESS                         27.7           26.5            26.2             32.6            26.9

BROADCAST*                        2.4           33.6            29.9             32.2            28.2

CARRIERS                         24.4           23.4            22.9             23.1            23.9

IRELAND                           6.0            6.1             6.1              7.4             7.5

SHARED SERVICES**
  Services component:
     Networks                  (16.1)         (14.1)          (16.2)           (13.6)          (14.0)
     Central Support/IT        (42.8)         (44.4)          (48.8)           (55.8)          (46.9)
                       --------------- --------------- --------------- --------------- ---------------
       Total                   (58.9)         (58.5)          (65.0)           (69.4)          (60.9)

  Stock based                   (3.3)          (4.9)           (1.9)            (3.4)           (2.0)
     compensation expense
     component***

COMBINED SEGMENT
PROFIT                  (pound) 178.5  (pound) 202.4   (pound) 194.9    (pound) 204.6   (pound) 200.1
                       ================================================================================

*In Q3 2004 ntl: Broadcast segment profit includes a charge of (pound)29.4 million with respect to a confidential fixed price contract.

**Shared Services consists of two components: services and stock based compensation expense.

***Stock based compensation expense component of Shared Services includes stock options and restricted stock but excludes SBCE in connection with performance related bonus plans amounting to (pound)0.3 million. Prior periods have been adjusted to remove this component and show it separately.


The reporting currency for the company is the U.S. dollar, however, the functional currencies of our subsidiaries are the British Pound Sterling and the Euro. Unless otherwise disclosed, all amounts in U.S. dollars as of September 30, 2004 are based on an exchange rate of $1.8090 to (pound)1, all amounts disclosed for the nine months ended September 30, 2004 are based on an average exchange rate of $1.8216 to (pound)1 and all amounts disclosed for the nine months ended September 30, 2003 are based on an average exchange rate of $1.6107 to (pound)1. All amounts in U.S. dollars as of December 31, 2003 are based on an exchange rate of $1.7842 to (pound)1. All rates are based on the noon buying rate in the City of New York for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York. U.S. dollar amounts for the three months ended September 30, 2003 and 2004 are determined by subtracting the U.S. dollar converted financial result for the six months ended June 30, 2003 and 2004 from the U.S. dollar converted financial result for the nine months ended September 30, 2003 and 2004 respectively. The variation between the 2003 and 2004 exchange rates has impacted the dollar comparisons significantly.


               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

              (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                            THREE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                          2004              2003
                                                       ------------------------------

REVENUE                                                  $1,060.8            $894.1

COSTS AND EXPENSES

            Operating costs (exclusive of                  (493.5)           (359.4)
              depreciation shown separately below)
            Selling, general and administrative            (242.6)           (212.3)
              expenses
            Other charges                                   (11.5)             (4.2)
            Depreciation                                   (304.1)           (296.5)
            Amortisation                                    (56.6)            (50.2)
                                                       ------------      ------------
Total costs and expenses                                 (1,108.3)           (922.6)
                                                       ------------      ------------
OPERATING INCOME (LOSS)                                     (47.5)            (28.5)

OTHER INCOME (EXPENSE)

            Interest income and other, net                    2.4               5.2
            Interest expense                               (111.1)           (188.9)
            Loss on extinguishment of debt                      -                 -
            Share of income (loss) from equity                0.9                 -
              investments
            Foreign currency transaction (losses)           (16.5)              3.4
              gains
                                                       ------------      ------------
(LOSS) BEFORE INCOME TAXES                                 (171.8)           (208.8)
Income tax (expense)                                         (1.7)             18.0
                                                       ------------      ------------
NET (LOSS)                                                ($173.5)          ($190.8)
                                                       ============      ============


BASIC AND DILUTED NET (LOSS) PER COMMON SHARE              ($1.99)           ($3.20)
                                                       ============      ============

AVERAGE NUMBER OF SHARES OUTSTANDING                         87.4              59.6
                                                       ============      ============


               CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

              (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE DATA)

                                                             NINE MONTHS ENDED
                                                               SEPTEMBER 30,
                                                          2004              2003
                                                       ------------------------------

REVENUE                                                  $3,192.4          $2,662.5

COSTS AND EXPENSES
            Operating costs (exclusive of                (1,417.7)         (1,157.2)
              depreciation shown separately
              below)
            Selling, general and administrative            (725.8)           (653.1)
              expenses
            Other charges                                   (39.3)            (28.0)
            Depreciation                                   (895.9)           (871.6)
            Amortisation                                   (169.9)           (150.4)
                                                       ------------      ------------
Total costs and expenses                                 (3,248.6)         (2,860.3)
                                                       ------------      ------------
OPERATING INCOME (LOSS)                                     (56.2)           (197.8)

OTHER INCOME (EXPENSE)
            Interest income and other, net                   11.9              11.1
            Interest expense                               (376.3)           (552.3)
            Loss on extinguishment of debt                 (290.1)                -
            Share of income (loss) from equity                3.1              (1.5)
              investments
            Foreign currency transaction (losses)           (28.9)             21.0
              gains
                                                       ------------      ------------
(LOSS) BEFORE INCOME TAXES                                 (736.5)           (719.5)
Income tax (expense)                                         (5.8)            (10.8)
                                                       ------------      ------------
NET (LOSS)                                                ($742.3)          ($730.3)
                                                       ============      ============

BASIC AND DILUTED NET (LOSS) PER COMMON                    ($8.52)          ($12.27)
  SHARE
                                                       ============      ============

AVERAGE NUMBER OF SHARES OUTSTANDING                         87.1              59.5
                                                       ============      ============


                         CONDENSED CONSOLIDATED BALANCE SHEET

                         (IN MILLIONS, EXCEPT PER SHARE DATA)


                                                                    SEPTEMBER 30,   DECEMBER 31,
                                                                       2004             2003
                                                                   -------------    -------------
                                                                   (UNAUDITED)

ASSETS
Current assets
       Cash and cash equivalents                                         $269.7           $795.9
       Accounts receivable - trade, less allowance for                    453.9            405.3
         doubtful accounts of $76.6 (2004) and $28.8 (2003)
       Prepaid expenses                                                   113.7             85.2
       Other current assets                                                43.5             55.8
                                                                   -------------    -------------
                      Total current assets                                880.8          1,342.2

Fixed assets, net                                                       7,497.0          7,880.5
Reorganisation value in excess of amounts allocable to                    543.9            539.1
  identifiable assets
Customer lists, net of accumulated amortisation of $393.8
  (2004) and $221.9 (2003)                                              1,026.5          1,178.9
Investments in and loans to affiliates, net                                 1.0              2.3
Other assets, net of accumulated amortisation of $9.3
  (2004) and $70.1 (2003)                                                 229.2            229.8
                                                                   -------------    -------------
TOTAL ASSETS                                                          $10,178.4        $11,172.8
                                                                   =============    =============

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
       Accounts payable                                                  $256.5           $260.0
       Accrued expenses                                                   577.1            633.1
       Accrued construction costs                                          34.7             33.6
       Interest payable                                                   165.6            194.6
       Deferred revenue                                                   274.7            269.9
       Other current liabilities                                           24.7             27.1
       Current portion of long-term debt                                  110.7              2.3
                                                                   -------------    -------------
                 Total current liabilities                              1,444.0          1,420.6

Long-term debt, net of current portion                                  5,378.7          5,728.4

Deferred revenue and other long term liabilities                          334.6            325.7
Deferred income taxes                                                       0.5              0.1
Commitments and contingent liabilities                                        -                -

Shareholders' equity
       Preferred stock - $.01 par value; authorised 5.0 (2004 and             -                -
         2003) shares; issued and outstanding none
       Common stock - $.01 par value; authorised 400.0 (2004 and            0.9              0.9
         2003) shares; issued and outstanding 87.6 (2004) and 86.9
         (2003) shares
       Additional paid-in capital                                       4,375.6          4,325.0
       Unearned stock-based compensation                                 (36.0)           (15.0)
       Accumulated other comprehensive income                             376.6            341.3
       Accumulated (deficit)                                          (1,696.5)          (954.2)
                                                                   -------------    -------------
               Total shareholders' equity                               3,020.6          3,698.0
                                                                   -------------    -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                            $10,178.4        $11,172.8
                                                                   =============    =============



                         CONDENSED CONSOLIDATED STATEMENT OF CASHFLOWS
                                   (UNAUDITED) (IN MILLIONS)

                                                                                    NINE MONTHS ENDED
                                                                                      SEPTEMBER 30,
                                                                                 ------------------------
                                                                                   2004          2003
                                                                                 ----------    ----------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                           $527.7        $267.9

INVESTING ACTIVITIES
          Purchase of fixed assets                                                 (386.6)       (457.5)
          Investments in and loans to affiliates                                       4.5           3.2
          Decrease in other assets                                                       -           2.1
          Purchase of marketable securities                                                       (17.1)
          Proceeds from sale of assets                                                 5.1             -
          Proceeds from sale of marketable securities                                    -          22.3
                                                                                 ----------    ----------
                             Net cash (used in) investing activities               (377.0)       (447.0)

FINANCING ACTIVITIES
          Proceeds from employee stock option exercises                                6.4             -
          Proceeds from new borrowings, net                                        5,275.7             -
          Principal payments on long-term debt                                   (5,957.3)         (7.0)
                                                                                 ----------    ----------
                             Net cash (used in) financing activities               (675.2)         (7.0)

Effect of exchange rate changes on cash and cash equivalents                         (1.7)          14.8
                                                                                 ----------    ----------
(Decrease) in cash and cash equivalents                                            (526.2)       (171.3)
Cash and cash equivalents, beginning of period                                       795.9         640.7
                                                                                 ----------    ----------
Cash and cash equivalents, end of period                                            $269.7        $469.4
                                                                                 ==========    ==========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
          Cash paid during the period for interest, exclusive of amounts            $359.1        $466.2
            capitalised                                                                0.2
          Income taxes paid


USE OF NON-US GAAP (GENERALLY  ACCEPTED  ACCOUNTING  PRINCIPLES)  FINANCIAL
MEASURES

SEGMENT PROFIT (LOSS)

ntl's primary measure of profit or loss for each of our reportable segments is segment profit (loss). Our management, including our chief executive officer who is our chief operating decision maker, considers segment profit
(loss) an important indicator of the operational strength and performance of our reportable segments. Segment profit (loss) for each segment excludes the impact of costs and expenses that do not directly affect our cash flows or do not directly relate to the operating performance of that segment. These costs and expenses include depreciation, amortisation, interest expense, loss on extinguishment of debt, foreign currency transaction gains (losses), share of income (losses) from equity investments, and taxation.

Other charges, including restructuring charges and other losses are also excluded from segment profit (loss) as management believes they are not characteristic of our underlying business operations. Furthermore management believes that some of the components of these charges are not directly related to the performance of a single reportable segment.

COMBINED SEGMENT PROFIT

Combined segment profit is not a financial measure recognised under US GAAP. Combined segment profit represents our combined earnings before interest, taxes, depreciation and amortisation, other charges, share of income from equity investments, loss on extinguishment of debt and foreign currency transaction gains (losses), for each of our reportable business segments. This measure is most directly comparable to the US GAAP financial measure net income (loss). Some of the significant limitations associated with the use of combined segment profit as compared to net income (loss) are that combined segment profit does not consider the amount of required reinvestment in depreciable fixed assets, interest expense, gains or losses on foreign currency transactions, income tax expense or benefit and similar items on our results of operations. Combined segment profit also ignores the impact on our results of operations of items that management believes are not characteristic of our underlying business operations. We compensate for these limitations by using combined segment profit to measure profit or loss on a combined divisional basis and not to determine our consolidated results of operations.

We believe combined segment profit is helpful for understanding our performance and assessing our prospects for the future, and that it provides useful supplemental information to investors. In particular, this non-US GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our US GAAP results and the reconciliations to net income (loss), shown below, provide a more complete understanding of factors and trends affecting our business. Because non-US GAAP financial measures are not standardised, it may not be possible to compare combined segment profit (loss) with other companies' non-US GAAP financial measures that have the same or similar names. The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for net income (loss) or other measures of financial performance reported in accordance with US GAAP.


FIXED ASSET ADDITIONS (ACCRUAL BASIS)

ntl's primary measure of expenditures for fixed assets is Fixed Asset Additions (Accrual Basis). Fixed Asset Additions (Accrual Basis) is defined as the purchase of fixed assets as measured on an accrual basis. ntl's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers Fixed Asset Additions (Accrual Basis) an important component in evaluating ntl's liquidity and financial condition since purchases of fixed assets are a necessary component of ongoing operations. Fixed Asset Additions (Accrual Basis) (formerly Capital Expenditure) is most directly comparable to the US GAAP financial measure purchases of fixed assets as reported in the Statement of Cash Flows. The significant limitations associated with the use of Fixed Asset Additions (Accrual Basis) as compared to purchases of fixed assets are (1) Fixed Asset Additions (Accrual Basis) excludes timing differences from payments of liabilities related to purchases of fixed assets and (2) Fixed Asset Additions (Accrual Basis) excludes capitalised interest. Management excludes these amounts from Fixed Asset Additions (Accrual Basis) because both are more related to the cash management treasury function than to ntl's management of fixed asset purchases for long-term operational performance and liquidity. Management compensates for these limitations by separately measuring and forecasting working capital and interest payments.

FREE CASH FLOW

ntl's primary measure of cash flow is Free Cash Flow. Free Cash Flow is defined as net cash provided by (used in) operating activities less purchase of fixed assets. ntl's business is underpinned by its significant investment in network infrastructure and information technology. Management therefore considers it important to measure cash flow after cash used in the purchase of fixed assets. Free Cash Flow is most directly comparable to the US GAAP financial measure net cash provided by (used in) operating activities. The significant limitation associated with Free Cash Flow as compared to net cash provided by (used in) operating activities is that it includes cash used in the investing activity, purchase of fixed assets. Management deducts purchase of fixed assets in arriving at Free Cash Flow because it considers the amount invested in the purchase of fixed assets to be an important component in evaluating ntl's liquidity.

The presentation of this supplemental information is not meant to be considered in isolation or as a substitute for other measures of financial performance reported in accordance with US GAAP accepted in the United States. These non-US GAAP financial measures reflect an additional way of viewing aspects of ntl's operations that, when viewed with ntl's US GAAP results and the accompanying reconciliations to corresponding US GAAP financial measures, provide a more complete understanding of factors and trends affecting ntl's business. Management encourages investors to review ntl's financial statements and publicly-filed reports in their entirety and to not rely on any single financial measure.


                                          RECONCILIATION OF REVENUE TO US GAAP REVENUE AND
                                    RECONCILIATION OF COMBINED SEGMENT PROFIT TO US GAAP NET LOSS
                                                            (IN MILLIONS)
                                                             (UNAUDITED)

                                                3 MONTHS         3 MONTHS        3 MONTHS         3 MONTHS        3 MONTHS
                                                  ENDED            ENDED           ENDED            ENDED          ENDED
                                                SEPTEMBER          JUNE            MARCH           DECEMBER       SEPTEMBER
                                                 30, 2004        30, 2004         31, 2004         31, 2003        30, 2003

Revenue (in (pound)'s)                        (pound) 583.1    (pound) 584.4    (pound) 585.0    (pound) 576.7    (pound) 555.2

Effective exchange rate                                1.82             1.81             1.84             1.70             1.61
                                              ----------------------------------------------------------------------------------

US GAAP Revenue (in US $'s)                        $1,060.8         $1,055.5         $1,076.1           $982.7           $894.1

Combined Segment Profit (in (pound)'s)        (pound) 178.5    (pound) 202.4    (pound) 194.9    (pound) 204.6    (pound) 200.1

Effective exchange rate                                1.82             1.81             1.84             1.70             1.61
                                              ----------------------------------------------------------------------------------

Combined Segment Profit (in US $'s)                  $324.7           $365.7           $358.5           $346.9           $322.4

Reconciling items:
  Other Charges                                      (11.5)           (26.9)            (0.9)           (12.7)            (4.2)
  Depreciation & Amortisation                       (360.7)          (351.5)          (353.6)          (414.6)          (346.7)
                                              ----------------------------------------------------------------------------------
Operating income (loss)                              (47.5)           (12.7)              4.0           (80.4)           (28.5)
  Interest income (expense) and other, net          (108.7)          (120.8)          (134.9)          (188.2)          (183.7)
  Loss on extinguishment of debt                        -            (290.1)              -                -                -
  Share of income (losses) from equity
    investments                                         0.9              1.0              1.2              1.0              -
  Foreign currency transaction (losses) gains        (16.5)           (25.3)             12.9             33.0              3.4
  Income tax benefit (expense)                        (1.7)            (0.6)            (3.5)             10.7             18.0
                                              ----------------------------------------------------------------------------------

US GAAP net (loss) in (US $)                       ($173.5)         ($448.5)         ($120.3)         ($223.9)         ($190.8)
                                              ==================================================================================

(pound) Equivalent net loss                  ((pound) 95.4)  ((pound) 249.8)   ((pound) 65.4)  ((pound )130.2)  ((pound) 118.4)

(pound) Equivalent operating income (loss)   (pound) (26.0)    ((pound) 7.0)      (pound) 2.2   ((pound) 47.4)   ((pound) 17.7)



                                                      RECONCILIATION OF
                           FIXED ASSET ADDITIONS (ACCRUAL BASIS) TO US GAAP PURCHASE OF FIXED ASSETS
                                                       (IN MILLIONS)
                                                        unaudited

                                                3 MONTHS         3 MONTHS        3 MONTHS         3 MONTHS        3 MONTHS
                                                  ENDED            ENDED           ENDED            ENDED          ENDED
                                                SEPTEMBER          JUNE            MARCH           DECEMBER       SEPTEMBER
                                                 30, 2004        30, 2004         31, 2004         31, 2003        30, 2003

Fixed Asset Additions (accrual basis)
  (in (pound)'s)                              (pound) 84.7     (pound) 69.3     (pound) 68.5     (pound) 63.6     (pound) 58.9

Effective exchange rate                               1.81             1.81             1.84             1.71             1.61
                                              ----------------------------------------------------------------------------------

Fixed Asset Additions (accrual basis)               $154.0           $125.4           $125.9           $109.0            $95.0
  (in US $'s)

Other items:

Changes in liabilities related to Fixed              (1.6)              4.1           (21.2)              7.7             62.8
Asset Additions (accrual basis)
                                              ----------------------------------------------------------------------------------
Subtotal                                             (1.6)              4.1           (21.2)              7.7             62.8
                                              ----------------------------------------------------------------------------------

Purchase of Fixed Assets (in US $'s)                $152.4           $129.5           $104.7           $116.7           $157.8
                                              ==================================================================================



                             RECONCILIATION OF FREE CASHFLOW TO U.S.GAAP NET CASH PROVIDED BY (USED IN)
                                                        OPERATING ACTIVITIES
                                                            (IN MILLIONS)
                                                              Unaudited

                                   3 MONTHS ENDED     3 MONTHS ENDED     3 MONTHS ENDED       3 MONTHS ENDED       3 MONTHS ENDED
                                 SEPTEMBER 30, 2004   JUNE 30, 2004      MARCH 31, 2004      DECEMBER 31, 2003   SEPTEMBER 30, 2003

Free cashflow ((pound)m)         (pound) 52.2         (pound) 38.0      ((pound) 12.8)                  85.3              (78.4)

Effective exchange rate                  1.81                 1.85                1.84                  1.60                1.61
                                 --------------------------------------------------------------------------------------------------

Free cashflow ($m)                      $94.4                $70.2               $23.5                $136.5             ($126.3)

Add back: Purchase of Fixed
  Assets                                152.4                129.5               104.7                 116.7               157.8
                                 --------------------------------------------------------------------------------------------------
Net Cash provided by (used in)
  operating activities ($m)            $246.8               $199.7               $81.2                $253.2               $31.5
                                 ==================================================================================================


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF
1995

Various statements contained herein constitute "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995. When used herein, the words "believe," "anticipate," "should," "intend," "plan," "will," "expects," "estimates," "projects," "positioned," "strategy," and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted, whether expressed or implied, by these forward-looking statements. These factors include those set forth under the caption "Risk Factors" in our form 10-K that was filed with the SEC on March 11, 2004 and under the caption "Risks Factors" in a Registration Statement on Form S-8 that was filed with the SEC on September 9, 2004 such as:

o potential adverse developments with respect to our liquidity or results of operations;

o    our significant debt payments and other contractual commitments;

o    our ability to fund and execute our business plan;

o    our ability to generate sufficient cash to service our debt;

o    the  impact  of  new  business  opportunities   requiring  significant
     up-front investments;

o    our  ability to attract  and retain  customers,  increase  our overall
     market   penetration  and  react  to  competition  from  providers  of alternative services;

o    our ability to integrate our billing systems;

o our significant management changes since our emergence from Chapter 11 reorganisation;

o    our ability to develop and maintain back-up for our critical systems;

o    our ability to respond adequately to technological developments;

o    our ability to maintain contracts that are critical to our operations;

o our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals, and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions;

o    interest rate and currency exchange rate fluctuations;

o    the  impact  of  our  reorganisation  and  subsequent   organisational
     restructuring; and

o our plan to separate ntl: Broadcast from our other operations and the results of our ongoing auction process.

We assume no obligation to update the forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.


FOR MORE INFORMATION CONTACT:

INVESTOR RELATIONS:

US: Patti Leahy, +1 610 667 5554
UK: Virginia Ramsden, +44 (0)20 7967 3338

MEDIA:

Alison Kirkwood, +44 (0)1256 752662 / (0)7788 186154

Buchanan Communications
Richard Oldworth or Jeremy Garcia, +44 (0)20 7466 5000

There will be a conference call to analysts and investors today at 08.30 EDT/ 13.30 UK time. Analysts and investors can dial in to the presentation by calling + 1 334 420 4951 OR +1 334 323 6201 in the United States or + 44
(0)20 7162 0025 for international access or via a live webcast of the conference call and presentation on the Company's website, www.ntl.com/investors.

The replay will be available for one week beginning approximately two hours after the end of the call until November 10, 2004. The dial-in number is as follows: US Replay Dial-in Number: + 1 334 323 6222 and the International Replay Dial-in Number is + 44 (0)20 8288 4459 Conference ID: 437552.


                   RESIDENTIAL OPERATING STATISTICS AS OF SEPTEMBER 30, 2004
(subscriber totals in 000s)                                  UK        IRELAND (1)       TOTAL
                                                        --------------------------------------------
Homes Marketable (2)
   Telco - On Net                                          7,730.1           23.0       7,753.1
   ATV                                                     7,910.0          468.9       8,378.9
   DTV                                                     7,411.0          403.3       7,814.3
   Broadband                                               6,854.9           66.5       6,921.4
                                                        ============== ============= ===============
Customers
   Single RGU                                                889.3          317.9       1,221.2
   Dual RGU                                                1,428.7            7.6       1,444.2
   Triple RGU                                                695.8            0           697.7
                                                        -------------- ------------- ---------------
   Total                                                   3,013.8          325.5       3,339.3
                                                        ============== ============= ===============
   Telephone Customers                                     2,592.4            2.2       2,594.6

   Television Customers
      DTV - Cable                                          1,414.7           70.7       1,485.4
      ATV - Cable & Master Antenna Television                641.4          254.8         896.2
                                                        -------------- ------------- ---------------
      Total                                                2,056.1          325.5       2,381.6
                                                        ============== ============= ===============
   Internet
      Dial-Up (metered - active last 30 days) (5)             56.7            0            56.7
      Dial-Up (unmetered - active last 30 days) (5)          193.9            1.3         195.2
      DTV Access                                               8.2            0             8.2
      Broadband                                            1,136.0            5.4       1,130.8
      Broadband 60 day free trial (78% of 48.1)               37.5                         37.5
                                                        -------------- ------------- ---------------
      Total                                                1,432.3            6.7       1,439.0
                                                        ============== ============= ===============
RGUs (3)
   Telephone                                               2,592.4            2.2       2,594.6
   Television                                              2,056.1          325.5       2,381.6
   Broadband Internet                                      1,173.5            5.4       1,178.9
                                                        -------------- ------------- ---------------
   Total                                                   5,822.0          333.1       6,155.1
                                                        ============== ============= ===============
RGUs/Customer                                                 1.93           1.02          1.84

Penetration (4)
   Telephone                                                  33.5%           9.6%         33.5%
   Television                                                 26.0%          69.4%         28.4%
   Broadband Internet                                         17.1%           8.1%         17.0%
   Customer                                                   38.1%          69.4%         39.9%

Customer/RGU Movement
   Opening Customers (at June 30, 2004)                    2,981.5          324.2       3,305.7
   Data cleanse (5)                                            2.7            0             2.7
                                                        -------------- ------------- ---------------
   Adjusted opening Customers                              2,984.2          324.2       3,308.4
   Gross Adds                                                187.9            9.4         197.3
   Disconnects                                              (134.5)          (8.1)       (142.6)
   Reduction to customer count (6)                           (23.8)           0           (23.8)
                                                        -------------- ------------- ---------------
   Closing Customers (at September 30, 2004)               3,013.8          325.5       3,339.3
                                                        ============== ============= ===============
   Quarterly Customer Adds                                    53.4            1.3          54.7
   Quarterly RGU Adds                                         98.7            2.6         101.3
   % Customer Churn (7)                                       1.5%            0.8%          1.4%

Off-Net Telephony
   Telephone                                                   7.3            0.7           8.0
   Telephone and Internet                                     81.7            0.5          82.2
                                                        -------------- ------------- ---------------
   Total                                                      89.0            1.2          90.2
                                                        ============== ============= ===============


(1) ntl: Ireland also offers MMDS services to 70,000 marketable homes and had approximately 18,100 digital MMDS customers at September 30, 2004. In October, ntl: Ireland ceased its domestic direct telephone service to its 2,200 customers after identifying a potential safety risk.

(2) Homes marketable refer to the number of homes within our service area that can potentially be served by our network with minimal connection costs.

(3) Telephone, television and broadband internet subscribers directly connected to our network count as one RGU each. As such, a subscriber who receives both telephone and television service counts as two RGUs. RGUs may include subscribers receiving some services at a reduced rate in connection with incentive offers.

(4) Penetration rate measures the number of subscribers for our services divided by the number of marketable homes that our services pass.

(5) Data cleanse activity, as part of the harmonisation of billing systems, resulted in an increase of recorded customers by approximately 2,700 and an increase of RGUs by approximately 900. The data cleanse reduced DTV RGUs by 800, reduced ATV RGUs by 200 and increased broadband RGUs by 1,900.

(6) After reviewing how our existing disconnection and credit management practices have been applied and complied with, we have removed approximately 23,800 customers, representing approximately 35,600 RGUs, from the customer count; see discussion on page 5. Of the 35,600 RGUs, 19,200 were telephony RGUs, 8,400 were DTV RGUs, 1,800 were ATV RGUs and 6,200 were broadband RGUs.

(7) Monthly customer churn is calculated by taking the total disconnects during the month and dividing them by the average number of customers during the month. Average monthly churn during a quarter is the average of the three monthly churn calculations within the quarter. The 23,800 customers removed from the customer count (see footnote 6) will be disconnected in Q4 and are not included in the Q3 monthly churn.